Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of BPZ Resources, Inc. and to the use of information taken from our reserves report for BPZ Resources, Inc., dated February 11, 2013, with respect to the estimates of reserves and future revenue, as of December 31, 2012, to the BPZ Resources, Inc. interest in certain oil properties located in the Albacora and Corvina Fields, offshore Peru, set forth in the Annual Report on Form 10-K for the year ended December 31, 2012.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

December 19, 2013